Exhibit 99.2

Remarks of Bernard P. Aldrich

Rimage Corporation 4th Quarter and Fiscal Year 2006 Conference Call

February 26, 2007

▪	Good afternoon and thank you for taking the time to participate in our fourth quarter earnings conference call.

▪	Joining me today is Rob Wolf, our chief financial officer, who will review our recent operating results in some detail.

▪	Also with us is Manny Almeida, our chief operating officer, and Dave Suden, our chief technology officer

▪	We will be pleased to take your questions at the conclusion of our opening remarks.

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Since Regulation FD prohibits us from providing any forward-looking statements unless they are simultaneously released to the public, we have provided financial guidance for the first quarter of 2007 in this afternoon’s earnings release.

▪	It is important to understand that this guidance is subject to a number of risks that could affect our anticipated performance.

▪	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.

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Turning now to the subject of this conference call, we ended 2006 by posting the strongest fourth quarter in our history, a performance that enabled Rimage to cross the $100 million sales milestone and report record earnings for the full year.

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▪	Fourth quarter sales increased 26% to $30.5 million, which was well above our previously reported guidance for this period.

▪	Fourth quarter earnings rose 57% to $3.6 million or $0.34 per diluted share.

▪	Our earnings, which also significantly exceeded our fourth quarter guidance, included stock compensation expense of approximately $500,000.

▪	For the year, revenues increased 8% to $103 million, while net income was up 15% to $13.1 million or $1.26 per diluted share.

▪	Since Rob Wolf will review the specifics of our fourth quarter performance, I will only present a few general highlights at this time.

▪	Virtually every aspect of our business continued to perform at a high level during the fourth quarter.

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We continued making excellent progress in our targeted retail, medical imaging and business services applications through sales of both Producer disc publishing systems and related consumable supplies.

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As we mentioned in this afternoon’s release, consumables...particularly replacement printer ribbons and cartridges and blank discs used in retail applications such as photography and video-on-demand...made a strong contribution to our fourth quarter performance.

▪	I also want to emphasize that we posted solidly higher sales across substantially all of our served markets...not just those we strongly target like retail and medical imaging.

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▪	This across-the-board strength is testimony to the vitality of our global sales channel of distributors and value-added resellers.

▪	Our channel continues to be one of Rimage’s core strengths.

▪	As we stated in this afternoon’s release, we incurred a pre-tax charge of approximately $648,000 for tooling impairment and excess raw material inventory related to the low-end 360i product line.

▪	We are currently evaluating new sales strategies for the 360i.

▪	Before continuing, I also would like to mention that Rimage Europe has recently cut over to our new SAP enterprise resource planning system.

▪	This follows the North American cutover that occurred in early October 2006.

▪	By the time this entire project is completed, we will have invested approximately $4 million, of which about half will be capitalized.

▪	This is a large investment but through it, we have acquired an operational platform capable of supporting our growth for many years to come.

▪	The entire project has proceeded on time and under budget.

▪	Now, I would like to take a few minutes to discuss two factors that are driving Rimage’s profitable growth.

▪	The first factor is people.

▪	I have always believed that a company can only be as good as the quality of its people.

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▪	This is why we have devoted so much time and resources toward upgrading our human resources platform over the past several years.

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A substantial portion of this effort has been focused on Rimage’s sales and marketing organization, where we have hired experienced vice presidents of sales and marketing...brought in product line managers with substantial industry experience...and greatly upgraded our marketing communications.

▪	However, we have strengthened virtually every other aspect of our operations...from manufacturing and engineering to finance.

▪	More works remains to be done, but Rimage is clearly benefiting from being staffed with some of the best people in our industry.

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Rimage’s strong operating results in recent years also have been generated by our commitment to a set of clearly defined operating strategies that have made us a growing player in our increasingly digital world.

▪	We have discussed these in some detail in the past, but I would still like to briefly review the strategies that are driving our decision-making process.

▪	First, we are focusing on mission-critical applications in targeted, high-growth markets, including retail, medical imaging and business services.

▪	In other words, we provide tangible value to our customers, not commodity-like products.

▪	Second, we are integrating our digital output solutions into the workflows of OEM equipment, including digital photo labs and medical imaging equipment.

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▪	Third, since we view our business as global in scope, we are pursuing opportunities in Europe, Asia and Latin America.

▪	Fourth, consistent with our worldwide emphasis, we provide global customer support and maintenance.

▪	Fifth, we are maximizing our overall opportunity for profitable growth by selling consumable supplies to our expanding installed base.

▪	And finally, we are maintaining a strong commitment to product development to keep abreast of changing customer requirements and such new technologies as blue laser.

▪	Taken as a whole, these core strategies are enabling Rimage to capitalize upon our industry-leading solutions for managing, distributing and archiving rapidly growing volumes of digital content.

▪	We will continue focusing our resources on these strategies in 2007 and beyond, making us optimistic about Rimage’s future.

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Turning to the guidance contained in this afternoon’s release, we are forecasting earnings of $0.15 to $0.20 per diluted share on revenues of $21 to $23 million for the first quarter of 2007 ending March 31.

▪	Given the order patterns of many customers, the first quarter is typically our weakest sales period in any given year.

▪	In addition, we expect to incur expenses of approximately $500,000 related to the North American and European cutover to our new enterprise resource planning system.

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▪	Any further expenses associated with this project are expected to be minimal.

▪	Thank you. Now, Rob Wolf will review our fourth quarter results in some detail.

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Remarks of Robert M. Wolf

Rimage Corporation 4th Quarter and Fiscal Year 2006 Conference Call

February 26, 2007

▪	Thanks, Bernie

▪	First, I will run through a few highlights about our fourth quarter sales.

▪	We are frequently asked about the growth rate of our sales excluding those related to retail applications, which can fluctuate significantly between quarters.

▪	In this year’s fourth quarter, sales, excluding retail, rose a strong 17%.

▪	This growth rate reinforces Bernie’s comments about the strength of Rimage’s global sales channel.

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Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 47% in the fourth quarter of 2006 and accounted for 47% of sales, compared to 40% in the fourth quarter of 2005.

▪	The growth of consumable supplies has been generated by strategic efforts to capitalize upon the expansion of Rimage’s installed base of CD/DVD publishing systems in retail and other applications.

▪	International sales increased 14% in the fourth quarter of 2006 and accounted for 34% of sales, compared to 38% in the fourth quarter of 2005.

▪	Our European operation, which we are continuing to strengthen with new systems and personnel, generated the majority of the quarter’s international sales.

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▪	Currency effects increased worldwide sales by 2% in the fourth quarter of 2006.

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Rimage’s gross margin was 45% in the fourth quarter, compared to 45% last year and down from 49% in this year’s third quarter, which was a period of exceptionally strong Producer sales into retail applications.

▪	Excluding the previously mentioned $648,000 reserve related to the 360i product line, our fourth quarter gross margin would have been approximately 47%.

▪	Our gross margin in the first quarter of 2007 is expected to be in the range of 43% to 45%, reflecting the somewhat lower sales volume we are anticipating for this period.

▪	Moving down the P&L, fourth quarter R&D expense came to approximately $2.0 million, which was up from $1.5 million in the third quarter and $1.3 million in the year-earlier period.

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The higher level of R&D spending in this year’s fourth quarter was attributable to a number of strategically important product development initiatives that are scheduled for completion during the coming year.

▪	First quarter R&D expense is forecasted to be slightly less than the fourth quarter level.

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Selling, general and administrative expense, which included stock compensation expense as well as costs related to the implementation of our new ERP system, totaled $6.6 million in the fourth quarter, up from $5.0 million in the third quarter and $6.2 million in last year’s fourth quarter.

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▪	The increased SG&A in this year’s fourth quarter resulted from a higher level of ERP expenditures and continued strengthening of our sales and marketing organization.

▪	We believe first quarter SG&A should be slightly less than the fourth quarter level.

▪	Regarding full-year 2007 SG&A, we currently do not anticipate any new programs or initiatives at this time that would entail costs similar to the ERP implementation.

▪	Our fourth quarter tax rate was 37%, which was up from the 32% effective tax rate in the third quarter when we benefited from a reduction in the reserve for prior years’ income taxes.

▪	We anticipate an effective income tax rate of 36% to 37% in 2007.

▪	Turning now to our balance sheet, Rimage is continuing to generate significant cash flows from internal operations despite our high level of business investments.

▪	Cash and investments increased to $77.4 million at the end of 2006, from $73.3 million at the end of the third quarter and $64.3 million at year-end 2005.

▪	Finally, stockholders’ equity rose to $95.5 million at the end of 2006, from $90.5 million at the end of the third quarter and $76.5 million at the end of 2005.

▪	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.

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